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                                                                     Exhibit 8.2
                 [Letterhead of Wachtell, Lipton, Rosen & Katz]


                               February 25, 2003




Household International, Inc.
2700 Sanders Road
Prospect Heights, IL  60070

Ladies and Gentlemen:

      We have acted as special counsel to Household International, Inc., a Delaware corporation (the "Company"), in connection with the proposed merger (the "Merger") of the Company with and into H2 Acquisition Corporation ("Merger Sub"), a Delaware corporation and a wholly owned subsidiary of HSBC Holdings plc, a public limited company incorporated in England and Wales ("Parent"), pursuant to the Agreement and Plan of Merger (the "Agreement"), dated as of November 14, 2002, among Parent, the Company and Merger Sub. At your request, and in connection with the Registration Statement on Form F-4 filed with the Securities and Exchange Commission in connection with the Merger (as amended through the date hereof, the "Registration Statement"), we are rendering our opinion concerning the material federal income tax consequences of the Merger.

      For purposes of the opinion set forth below, we have relied, with the consent of Parent and the consent of the Company, upon the accuracy and completeness of the factual statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Parent and the Company dated the date hereof, and have assumed that such factual statements and representations will be complete and accurate as of the Effective Time (as if made as of such time) and that all such factual statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the Registration Statement and the proxy statement/prospectus (the "Proxy Statement/Prospectus") contained therein, each as amended or supplemented through the date hereof. Any capitalized term used and not defined herein has the meaning given to it in the Agreement.

      We have also assumed that: (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement/Prospectus (and no transaction or condition described therein and affecting this opinion will be waived by any party); (ii) the Merger will be reported by Parent and the Company on their respective federal income tax returns in a manner consistent with the opinion set forth below; and (iii) any shareholder who is a "five-percent transferee shareholder" with respect to Parent within the meaning of U.S. Treasury Regulations Section 1.367(a)-3(c)(5)(ii) will file the agreement described in U.S. Treasury Regulations Section 1.367(a)-3(c)(1)(iii)(B).

      Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that (i) the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) each transfer of property to Parent by a shareholder of the Company pursuant to the Merger will not be subject to Section 367(a)(1) of the Code and (iii) U.S. holders of Company common stock will not recognize any taxable gain or loss on the exchange of their stock for Parent ordinary shares or Parent ADSs, but will recognize a taxable gain or loss in respect of any cash received instead of a fractional Parent ordinary share (or fractional Parent ADS) that they would otherwise be entitled to receive. In addition, we hereby confirm our opinion set forth under the caption "MATERIAL U.S. FEDERAL INCOME TAX AND U.K. TAX CONSEQUENCES - U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Household Stock" in the Proxy Statement/Prospectus, subject to the limitations and qualifications stated herein.

      We express no opinion on any issue relating to the tax consequences of the Merger other than those set forth above. Our opinion is based upon the Code, published
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Household International, Inc.
Page 2


judicial decisions, administrative regulations and published rulings and procedures as in existence on the date hereof. Future legislative, judicial or administrative changes, on either a prospective or retroactive basis, could affect our opinion. Further, our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service or a court will not take a contrary position. We undertake no responsibility to advise you of any future change in the matters stated herein or in the Federal income tax laws or the application or interpretation thereof.

      Furthermore, this opinion only addresses the tax treatment of U.S. holders that hold their Company common stock as a capital asset and does not address the tax treatment of Company stockholders that are subject to special rules, such as stockholders that are banks, insurance companies, dealers in securities or persons that elect mark-to-market treatment, that hold their Company stock as a position in part of a straddle, conversion transaction, constructive sale or other integrated investment comprised of one or more other investments, that hold both Company preferred stock and Company common stock, who own or will own, directly or indirectly, 10% or more of Parent's voting shares, whose "functional currency" is not the U.S. dollar, who exercise their right to dissent from the merger or who received their Company stock by exercising employee stock options or otherwise as compensation.

      In addition, this opinion does not address U.S. holders of Company stock who will own 5% or more of the Parent ordinary shares, measured by vote or value, either directly or indirectly through attribution rules, immediately after the merger, because those shareholders are subject to special U.S. federal income tax rules, would generally be required to enter into a "gain recognition agreement" with the Internal Revenue Service, and may be required to recognize taxable gain or loss for U.S. federal income tax purposes in respect of the transaction in some circumstances.

      As used in this opinion, the term "U.S. holder" means a beneficial owner of Company common stock who is for U.S. federal income tax purposes an individual U.S. citizen or resident, a U.S. corporation, or otherwise subject to U.S. federal income tax on a net income basis in respect of Company common stock.

      We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

      We are furnishing this opinion solely in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose.


                                        Very truly yours,

                                        /s/ Wachtell, Lipton, Rosen & Katz